Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

OCI RESOURCE PARTNERS LLC

* * * * *

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:                                                        The name of the limited liability company is OCI Resource Partners LLC (hereinafter referred to as the “Company”).

SECOND:                                         The name of the registered agent and address of the registered office of the Company required to be maintained in accordance with Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

THIRD:                                                   This Certificate of Formation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on April 22nd, 2013.

/s/ Imole Ogowewo
Imole Ogowewo
Authorized Person